Contact:

Bob Engelberg

VP Business Development

Datatec Systems

(866) 668-4740 x7710

(416) 422-7710

Datatec Systems Reports First Quarter Fiscal 2004 Results and Reiterates Fiscal 2004 Full Year Earnings Guidance

FAIRFIELD, N.J. - September 15, 2003, Datatec Systems, Inc., a leading provider of technology deployment software, services and post-implementation customer care solutions, today reported results for the first quarter of fiscal 2004 ended July 31, 2003. The Company also reiterated fiscal 2004 revenue guidance of $120 to $125 million and EPS guidance of $0.12 cents based upon 50 million shares outstanding.

Highlights of the report are:
  Q1 FY2004 sales were $32.4 million compared to $33.5 million in the prior quarter and $23.1 million in the same period last year
  Operating profits were $613,000 compared to a loss of $(89,000) in the prior quarter and $1,472,000 in the same period last year.
  The net loss was $(175,000) or $0.00 per share, compared to a net loss of $(1,133,000) or $(0.03) per share in the prior quarter and net income of $732,000 or $0.02 per share in the same period last year
  The 12-month backlog stood at $68 million as of August 31, 2003.

"Despite having achieved a break-even quarter compared to a loss in Q4 in what is a continuing difficult economic environment, we are disappointed that we missed our stated goal of being profitable in every quarter throughout fiscal 2004," said Isaac Gaon, Chairman and Chief Executive Officer. "However, our internal budget anticipated generating only 1 cent in earnings per share for the first quarter, which we believe can be recouped over the remainder of the 2004 fiscal year. As a result, we are reiterating the same guidance of 12 cents per share that we first gave three months ago."

Mr. Gaon continued, "Some 12 months ago we stated that our primary objectives were to return to profitability and to strengthen the balance sheet following the debilitating effect of the technology slow down. We fully expect to sustain the profitability that we attained in fiscal 2003, and today, our balance sheet is stronger than ever. We are committed to improving the balance sheet even further without recourse to the capital markets through a combination of operational and marketing initiatives that should start positively impacting operations from Q3 onwards. These include anticipated Government revenues to provide greater critical mass and economies of scale, the full launch of Asset Guardian software and its attendant services that we expect will generate $7m in revenues this year climbing to $15m - $18m next year at a combined gross margin of around 50%, and finally, the automation and centralization of certain internal processes and functions to reduce costs."

Datatec will discuss its first quarter results in an investor conference call today, September 15, 2003 at 4:30 p.m. Eastern Time. Conference call details are:

US & Canada Toll Free (800) 642-9805

International (706) 645-9721

Password Q1 Results

About Datatec Systems, Inc.

Fairfield, NJ-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate and roll out new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit www.datatec.com.

Forward-Looking and Cautionary Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements, as more fully discussed in Datatec's filings with the Securities and Exchange Commission. Datatec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS EXCEPT PER SHARE AND SHARE DATA) (unaudited)

	For The Three Months Ended July 31,

	2002	2003

Revenue	$23,072	$32,398
Cost of revenue	16,546	25,997

Gross profit	6,526	6,401

Selling, general and administrative expenses	5,054	5,788

Operating income	1,472	613
Interest expense	(740)	(788)

Income (loss) before income taxes	732	(175)

Income taxes	--	--
Net income (loss)	$732	$(175)

Net income per common share
- Basic	$0.02	$0.00

- Diluted	$0.02	$0.00

Weighted average common and common equivalent shares outstanding -
- Basic	35,672,000	43,800,000

- Diluted	35,750,000	43,800,000

DATATEC SYSTEMS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (IN THOUSANDS) (unaudited)
	For The Three Months Ended July 31,

	2002	2003

Net income (loss)	$732	$(175)
Other comprehensive income (loss) - foreign currency translation adjustment	(2)	3

Comprehensive income (loss)	$730	$(172)

DATATEC SYSTEMS, INC. AND SUBSDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)

	April 30, 2003	July 31, 2003 (unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$ 3,032	$ 1,952
Accounts receivable, net	27,814	26,653
Costs and estimated earnings in excess of billings	20,727	20,463
Inventory	3,043	3,793
Prepaid expenses and other current assets	1,150	1,331

Total current assets	55,766	54,192
Property and equipment, net	3,198	3,339
Goodwill	2,665	4,575
Intangible assets, net	---	909
Other assets	3,098	3,349

Total assets	$64,727	$66,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term borrowings	$28,758	$24,560
Accounts payable	16,635	11,399
Accrued expenses and other current liabilities	5,690	5,411
Subordinated secured convertible debentures net of unamortized discount	1,322	1,795
Due to related parties	1,414	1,650

Total current liabilities	53,819	44,815

Long-Term Debt:
Subordinated secured convertible debentures less current portion, net of unamortized discount	--	2,312
Other	--	521

Total Liabilities	53,819	47,648
		0
Commitments and Contingencies	--	--
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value (authorized 75,000,000 shares; issued and outstanding; 41,209,000 shares and 44,123,000 shares as of April 30, 2003 and July 31, 2003, respectively)	41	44
Additional paid-in capital	59,040	67,017
Accumulated deficit	(47,822)	(47,997)
Accumulated other comprehensive loss	(351)	(348)

Total stockholders' equity	10,908	18,716
		00
Total liabilities and stockholders' equity	$ 64,727	$ 66,364

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

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